Exhibit 3.18

CST DIAMOND, L.P.

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

DATED APRIL 29, 2013

THE UNITS REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE

i

ii

ARTICLE 10	WINDING UP AND TERMINATION OF THE PARTNERSHIP
10.1	Liquidator	6
10.2	Powers of the Liquidator	7
10.3	Reserves and Distributions	7
10.4	Cancellation of Certificate of Limited Partnership	7
10.5	Reasonable Time for Winding Up	7
10.6	Final Accounting	7
10.7	Termination of Partnership	7
ARTICLE 11	POWER OF ATTORNEY
11.1	Appointment of General Partner as Attorney in Fact	8
ARTICLE 12	MISCELLANEOUS
12.1	Applicable Law	8
12.2	Foreign Qualification	8
12.3	Execution and Counterparts	8
12.4	Binding Provisions	8
12.5	Addresses and Notices	8
12.6	Severability	9
12.7	Time; Entire Agreement	9
12.8	Waiver of Participation	9
12.9	Further Action	9
12.1	Creditors	9
12.11	Waiver	9

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Exhibit 3.18
The securities represented by this Agreement have been acquired for investment and have not been registered under the securities act of 1933 or the securities laws of any state. Without such registration, these securities may not be sold, pledged or otherwise transferred, except on delivery to the partnership of an opinion of counsel satisfactory to the general partner of the partnership that registration is not required for the transfer, or such other evidence satisfactory to the general partner that the transfer is not in violation of the securities laws.

CST DIAMOND, L.P.
amended and restated Agreement of Limited Partnership
THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into effective as of the 29th day of April 2013, by and among the following parties, as General Partner and Limited Partner, respectively:

(i)	General Partner: Emerald Marketing, Inc., a Texas corporation; and

(ii)	Limited Partner: CST Services LLC, a Delaware limited liability company.
WHEREAS, the limited partnership was been formed pursuant to a Certificate of Limited Partnership, dated effective as of December 12, 2003, under Section 2.01 of the Texas Revised Limited Partnership Act;
WHEREAS, it changed its name to CST Diamond, L.P. on February 28, 2013;
WHEREAS, the General Partner interest was transferred to Emerald Marketing, Inc. on April 29, 2013;
WHEREAS, the Limited Partner interest was transferred effective May 31, 2007 to Valero Retail Holdings, Inc.;
WHEREAS, on April 23, 2013, Valero Retail Holdings, Inc. converted from a Delaware corporation to a Delaware limited liability company under the name CST Services, Inc.;
WHEREAS, the General Partner and the Limited Partner wish to amend and restated the Agreement of Limited Partnership in order to reflect the change of name of the Parnterhsip, the transfer of the General Partner interest, and the conversion and name-change of the Limited Partner, all as described above.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the undersigned parties hereby agree as follows:
ARTICLE I
DEFINED TERMS
1.1    Definitions. Unless the context otherwise specifies or requires, the terms defined in this Article 1 shall, for the purposes of this Agreement, have the meanings herein specified.
“Act” shall mean the Texas Business Organizations Code, as it may be amended from time to time and any successor to said Act.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question.
“Agreement” shall mean this Amended and Restated Agreement of Limited Partnership, as the same may be amended and modified from time to time.
“Applicable Rate” means a rate per annum equal to the lesser of (a) two percent (2%) over the Prime Rate or (b) the maximum rate permitted under applicable law.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time and the rules and regulations adopted thereunder.
“General Partner” or “General Partners” means Emerald Marketing, a Texas corporation, acting as General Partner pursuant to the terms of this Agreement, or its successors or permitted assigns.
“Limited Partners” means those Persons identified on Exhibit A as limited partners, and their respective successors or permitted assigns, in their capacity as a Limited Partner pursuant to the terms of this Agreement.
“Partner” shall mean a partner (whether limited or general) of the Partnership and “Partners” shall mean all partners of the Partnership, thereby including the General Partners and all Limited Partners.
“Partnership” shall mean the limited partnership formed under this Agreement, as said limited partnership may from time to time be constituted.
“Person” shall mean any individual, partnership, limited partnership, foreign limited partnership, limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, or any other entity in its own or a representative capacity.
“Prime Rate” means a rate per annum equal to the lesser of (a) the interest rate publicly quoted by the commercial bank serving as principal depository for Partnership funds from time to time as its prime commercial rate, with adjustments in such varying rate to be made on the same date as any change in the aforesaid rate or (b) the maximum rate permitted under applicable law.
“Units” shall mean the issued and outstanding ownership interests of the Partnership held by the Partners as set forth on Exhibit A (as amended in accordance with this Agreement) which have been divided into 10,000 units with each such unit being referred to as a “Unit.” Each Unit is identical as to the rights and obligations of the holders thereof in the profits and assets of the Partnership and as to operating and liquidating distributions.
Other terms defined herein have the meanings so given them.
1.2     Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Unless otherwise expressly provided herein, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, each of which is made a part hereof for all purposes.
ARTICLE 2
ORGANIZATION
2.1    Name. The name of the Partnership shall be CST DIAMOND, L.P. The business of the Partnership shall be conducted in such names as may be designated by the General Partner from time to time.
2.2    Organization Certificates. The General Partner shall execute all certificates or other documents and make all filings and recordings and perform such acts as shall constitute compliance with all requirements for the formation of a limited partnership under the Act and under the laws of any other state in which the Partnership may elect to do business. The General Partner shall take all action that may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of all such states.
2.3    Principal Office; Registered Agent; Registered Office. The location of the principal office of the Partnership where the books and records of the Partnership shall be kept is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249. The name and address of its registered agent is CT Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201. The General Partner may at any time change the registered agent or the location of the Partnership's principal office or registered office and may establish additional offices.
2.4    Purpose. The purpose of the Partnership is to transact any lawful business for which limited partnerships may be organized under the Act, except as otherwise provided herein. The Partnership shall have all powers necessary or desirable to carry out the purposes of the Partnership as permitted under the Act.
2.5    Duration. The period of duration of the Partnership is perpetual from the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Texas or until the earlier dissolution in accordance with this Agreement or the Act.
2.6    Units. The names, place of business and Unit ownership of the Partners are set forth on Exhibit A, herein as the same may be modified from time to time as provided herein to reflect transactions, changes and appropriate revisions.
ARTICLE 3
PARTNERS
3.1    Names and Addresses. The respective names and mailing addresses of the Partners are as set forth on Exhibit A.
3.2    Meetings There are no annual or other required meetings of the Partners. Meetings of the Partners may be called, however, at any time by the General Partner upon giving written notice thereof at least 10 days and not more than 60 days prior to such meeting at a place determined by the General Partner.
3.3    Competitive Activities. This Agreement shall not preclude or limit, in any respect, the right of the Partners, any Affiliate of the Partners or any partner, owner, member, manager, officer or director of the Partner or any of their Affiliates to engage or invest in any business activity of any nature or description, including those which may be the same as or similar to the Partnership's business and in direct competition therewith. Any such activity may be engaged in independently or with others, for the Partner's or any such Affiliate's, partner's, owner's, member's, manager's, officer's or director's own account or the account of others, including any partnership or other entity organized by the Partner or any such Affiliate, partner, owner, member, manager, officer or director. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement or the partnership relationship created hereby, in or to such other ventures or activities, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.
3.4    Partnership Property. Title to property of the Partnership shall be owned by the Partnership as an entity and no Partner has an ownership interest in Partnership property. Title to Partnership property may be held in the name of the Partnership, the General Partner or one or more nominees as the General Partner determines. The General Partner warrants that Partnership property for which title is held in General Partner's name shall be held for use and benefit of Partnership. The Partnership may transfer Partnership property to other entities in which it is or thereby becomes a participant upon such terms and conditions as General Partner deems appropriate.
3.5    Mergers and Exchanges; Major Decisions. With the prior written consent of all Partners, the Partnership may, in accordance with the Act, or any other applicable law, merge, consolidate or engage in an exchange or a conversion, with one or more domestic or foreign limited partnerships or any other entities. Notwithstanding any other provision of this Agreement, the General Partner shall not have authority to take any of the following actions without the consent of a majority of the Partners (in writing or by vote at a meeting of the Partners): (a) the sale or disposition of all or substantially all of the assets of the Partnership except for liquidating sale after dissolution hereunder (nothing herein limiting the Partnership's ability to pledge or grant a security interest in all or substantially all property of the Partnership); (b) making an election to be classified as other than an association taxable as a corporation for federal tax purposes or changing the fiscal year of the Partnership; (c) doing any act which would make it impossible to carry out the ordinary business of the Partnership except as otherwise provided in this Agreement; or (d) knowingly performing an act that would subject the Limited Partners to liability as a General Partner.
ARTICLE 4
4.1    Amendment of Agreement. This Agreement may be modified or amended at any time by a writing signed by all the Partners.
4.2    By General Partner. The General Partner shall have the authority to act on behalf of the other Partners to amend this Agreement without any vote or other action by the other Partners (a) as provided in Article 11, (b) for the purpose of reflecting transfers of Units permitted hereunder, (c) for purposes of forming, qualifying or continuing the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct business, and (d) to reflect the substitution of a transferee of a Unit, as permitted hereunder, as a Partner of the Partnership.
4.3    Certificate. In the event this Agreement shall be amended pursuant to this Article the General Partner shall amend the Certificate of Limited Partnership of the Partnership to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.
ARTICLE 5
DISTRIBUTIONS
5.1    General. The Partnership may make distributions of cash or property or a combination thereof, among the Partners pro rata based on their pro rata ownership of Units, as may be determined by the General Partner, in its sole discretion, from time to time, after taking into account expenses, reserves and such other amounts the General Partner deems advisable for operation of the Partnership's business or in its winding up and liquidation hereunder. No Partner shall have any right to receive a distribution in property other than cash.
5.2    Loans. If the General Partner (or, with consent of all Partners, a Limited Partner) advances any funds or makes any other payment to or on behalf of the Partnership, not required pursuant to the provisions hereof, to cover operating or capital expenses of the Partnership which cannot be paid out of the Partnership's operating revenues, such advance or payment shall be deemed a loan to the Partnership by such Partner, bearing interest at the Applicable Rate from the date such advance or payment was made until such loan is repaid. All such Partner Loans shall be evidenced by a promissory note of the Partnership payable to the order of the Partner which advanced the funds to the Partnership.
ARTICLE 6
STATUS OF LIMITED PARTNERS
6.1    Limitation of Liability. Except to the extent otherwise required by the Act, no Limited Partner shall have any personal liability, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses. In no event will any Limited Partner (or the successors in interest of a Limited Partner) be required to make any capital or other contribution to the Partnership thereof by reason of the Units of such Limited Partner (or its successors in interest).
6.2    Dissolution or Bankruptcy. The dissolution or bankruptcy of a Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, and to receive distributions of Partnership funds, shall, on the happening of such an event, devolve upon such Partner's legal representatives or successors in interest, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. Each Partner's successor in interest shall be liable for all the obligations of such Partner.
ARTICLE 7
GENERAL PARTNER AND MANAGEMENT
7.1    Management Authority. Except for those matters expressly reserved to the Partners hereunder or under the Act, the powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed exclusively under the direction of the General Partner. In addition to its powers under the Act, the General Partner shall have the power to do all things, and on such terms as it, in its sole discretion, deems appropriate, convenient, necessary or incidental to managing the Partnership or conducting its business, including without limitation, participating in the formation of any further limited partnership or a general partnership, joint venture or other relationship. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. In no event shall any person dealing with the General Partner or General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or its representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or its representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the General Partner or its representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. Furthermore, any person or entity dealing with the Partnership may rely upon a certificate signed by the General Partner as to the following: (i) the identity of the General Partner or any Limited Partner; (ii) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership; (iii) the persons or entities who are authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership on any other matter whatsoever involving the Partnership or any Partner.
7.2    No Fiduciary Obligation. The General Partner shall not owe any fiduciary duties to the Partnership or to any Partner except to the extent expressly required under the Act.
7.3    Waiver of Self-Dealing.

(a)
The General Partner shall have the authority to enter into any transaction on behalf of the Partnership despite the fact that another party to any such transaction may be a business controlled by one or more Partners or an Affiliate of a Partner or a business of which any Partner or an Affiliate of a Partner is also a director, officer or employee, or any Partner or any Affiliate of any of the preceding.

(b)
It is expressly understood that the General Partner is entitled to invest its assets for its own account and is entitled to conduct its affairs and investments without regard to whether they constitute a Partnership “opportunity.”

(c)
A Partner may engage in or possess an interest in any other business venture of any nature and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer the Partnership or any other Partner the right to participate. Neither the Partnership nor its Partners shall have by virtue of this Agreement any right in any independent venture or its income or profits.

7.4    Limit on Liability; Indemnification.

(a)
No General Partner, its directors, officers, successors or assigns shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any action taken or failure to act on behalf of the Partnership, including, without limitation, any negligent act or omission, unless such act or omission was performed or omitted fraudulently or constituted bad faith or gross negligence.

(b)
The General Partner shall indemnify, save and hold harmless the Partnership and the Limited Partner from any loss, damage, claim or liability incurred by it, including but not limited to reasonable attorneys' fees and expenses, due to or arising out of the General Partner's gross negligence, fraud or bad faith.

(c)
To the fullest extent permitted under the Act, the Partnership shall indemnify, save and hold harmless the General Partner and its Officers, Directors, Employees and agents from any loss, damage, claim or liability, including but not limited to direct and indirect costs and reasonable attorneys' fees and expenses, incurred by it or them by reason of any act (including but not limited to negligent acts or omissions) performed by the General Partner on behalf of the Partnership or in furtherance of the Partnership purposes other than an act of gross negligence, fraud, or bad faith; provided, however, that this indemnity from the Partnership shall be satisfied out of Partnership assets only.

7.5    Insurance. The Partnership may carry and maintain insurance coverage in amounts as determined by the General Partner.
7.6    Reimbursement. The General Partner shall be entitled to reimbursement by the Partnership for all expenses incurred in the management and administration of the Partnership. The General Partner and its Affiliates may render services to the Partnership or receive services from the Partnership and furnish property to or receive property from the Partnership.
7.7    Liability for Predecessor. A General Partner who succeeds another will be responsible only for the property and records delivered by or otherwise acquired from the preceding General Partner, and may accept as correct the records of the preceding General Partner without the duty to audit the records or to inquire further into the administration of the predecessor and without liability for a predecessor's errors and omissions.
7.8    Reliance on Advice. The General Partner may rely upon and shall have no liability to the Limited Partner or the Partnership if it does rely upon the opinion of tax counsel, accountants or the consultants retained by the Partnership from time to time with respect to matters relating to computations or other provisions of this Agreement.
EXHIBIT 8
FISCAL YEAR; TAX ELECTIONS; BANK ACCOUNTS
8.1    Fiscal Year; Accounting Records. The fiscal period of the Partnership shall be the calendar year and the accounting records of the Partnership shall be kept on the method of accounting selected by the General Partner. All books, records, accounts, papers, and memoranda in any manner relating to the Partnership (including those records required by the Act) shall be kept at the principal office of the Partnership, and each Partner at all reasonable times during regular office hours shall have access thereto for purposes of inspecting and copying same, at such Partner's expense (unless otherwise required by the Act to be supplied without charge).
8.2    Tax Elections; Taxation as a Corporation. Except as otherwise provided herein, the General Partner shall determine whether to make any other available elections (including the elections provided for in sections 167, 168 and 469 of the Code) on behalf of the Partnership under the Code. Additionally, the General Partner shall file any election under the Code and its regulations that may be required or deemed appropriate by the General Partner for the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.
8.3    Bank Accounts. All funds of every kind and nature received by the Partnership, shall be deposited in such bank accounts as shall be determined by the General Partner. Signatories shall be designated from time to time in writing by the General Partner.
8.4    Other Records and Reports. At the expense of the Partnership, the General Partner shall maintain records and accounts of operations and expenditures of the Partnership. The Partnership shall keep at its principal place of business any books, records or documents required by the Act or other applicable law.
ARTICLE 9
9.1    Events of Dissolution. The happening of any one of the following events shall work an immediate dissolution of the Partnership:

(a)	The withdrawal of the General Partner from the Partnership, subject to reconstitution by the remaining Partners under Section 9.3 below;

(b)	the written consent of all of the Partners to dissolve; or

(c)	the entry of a decree of judicial dissolution under the Act.
9.2    Dissolution or Bankruptcy of a Partner. On the dissolution or bankruptcy of a Partner that is a corporation or a limited liability company, such Partner and such Partner's successors shall thereafter have only the interest of an assignee of an interest in the Partnership and shall receive distributions to which such Partner is entitled.
9.3    Withdrawals; Reconstitution.

(a)
The General Partner agrees not to withdraw as a General Partner of the Partnership pursuant to Section 6.02 of the Act without the prior written consent of all Partners. Any such withdrawal shall be effective upon the later of (i) thirty (30) days after the necessary written consent is given or (ii) the date specified in such written consent.

(b)
An event of withdrawal of the General Partner under Section 10.1(a) shall not cause dissolution of the Partnership and the business of the Partnership may be continued if either there remains at least one General Partner and the remaining General Partner(s) continue the business or all remaining Partners agree in writing within 90 days after the event of withdrawal to continue the business of the Partnership and if there are no remaining General Partners, agree to appointment of one or more new General Partners, and, if there is no General Partner, elect a new General Partner from among the Limited Partners or Persons not already Limited Partners.

ARTICLE 10
WINDING UP AND TERMINATION OF THE PARTNERSHIP
10.1    Liquidator.

(a)
If the Partnership is dissolved and not reconstituted and continued pursuant to Section 9.3, the General Partner or, if necessary, a person or committee selected by all of the Limited Partners (“Liquidator”) shall commence to wind up the affairs of the Partnership and to liquidate and sell its properties. The Liquidator will proceed, as promptly as practicable without undue sacrifice, to liquidate and sell all remaining properties of the Partnership for the best price obtainable in the judgment of the Liquidator. The Liquidator may be required by the Partners (at the expense of the Partnership) to give a bond to assure faithful performance of such Liquidator's duties hereunder. The Liquidator shall be entitled to receive such compensation for such Liquidator's services as shall be agreed upon by the Liquidator and all of the Partners, payable out of the assets of the Partnership. The Liquidator may resign at any time by giving 30 days' written notice to the Partners. The Liquidator may be removed at any time by written notice of removal signed by all the Partners (other than the Liquidator if it is a Partner). Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all of the rights, powers, and duties of the original Liquidator) will, within 30 days thereafter, be appointed in the same manner hereinabove provided for the appointment of the original Liquidator, such appointment to be evidenced by a written appointment and acceptance as provided for above in the case of the original Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for as long as the functions and services of the Liquidator are authorized to continue under the provisions hereof. Any successor or substitute Liquidator shall have all the powers and duties of the Liquidator as the same are set forth in this Article 10 and every reference herein to Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

(b)
If, within 30 days following the dissolution of the Partnership, no person has agreed to serve as the Liquidator or if, within 30 days after the need for a substitute or successor Liquidator arises, such substitute or successor shall not have been appointed and accepted such appointment, any interested party shall have the right to make application to any District Judge in the County of Bexar, Texas for appointment of the Liquidator, or substitute or successor Liquidator, as the case may be, and said Judge, acting as an individual and not in such Judge's judicial capacity, shall be fully authorized and empowered to appoint and designate such Liquidator or substitute or successor Liquidator, who shall have all the powers, duties, rights and authorities of the Liquidator herein provided.

10.2    Powers of the Liquidator. The Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Partners or their legal representatives or successors in interest, all the powers conferred upon the General Partner under this Agreement (but subject to all applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required to complete the liquidation and dissolution of the Partnership as provided for herein, including, without limiting the generality of the foregoing, the following specific powers:

(a)
The power to continue to manage and operate any business of the Partnership during the period of such liquidation, including also the power to make and enter into contracts covering properties of the Partnership which contracts may extend beyond the period of liquidation;

(b)
The power to make sales, and incident thereto, to make deeds, bills of sale, assignments, and transfers of assets and properties of the Partnership; provided, that the Liquidator may not impose personal liability upon any of the Partners or their legal representatives or successors in interest under any warranty of title contained in any such instrument;

(c)
The power to borrow funds as may, in the good faith judgment of the Liquidator, be reasonably required to pay any debts and obligations of the Partnership or operating expenses, and to grant deeds of trust, mortgages, pledges, and collateral assignments upon and encumbering any of the Partnership properties as security for repayment of such loans or as security for payment of any other indebtedness of the Partnership; provided that the Liquidator shall not have the power to create any personal obligation of any of the Partners or their successors in interest to repay such loans or indebtedness other than out of available proceeds of foreclosure or sales of the properties or assets as to which a lien is granted as security for payment thereof;

(d)
The power to settle, compromise, or adjust any claim asserted to be owing by or to the Partnership, and the right to file, prosecute, or defend lawsuits and legal proceedings in connection with any such matters; and

(e)
The power to make deeds, bills of sale, assignments and transfers to the respective Partners incident to final distribution of the remaining properties (if any) of the Partnership; provided, that the Liquidator may not impose personal liability upon any of the Partners or their legal representatives or successors in interest under any warranty of title contained in any such instrument.

10.3    Reserves and Distributions. After making payment or provision for payment of debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up such cash reserves as it deems reasonably necessary for contingent or unforeseen liabilities of the Partnership. Upon the winding up and termination of the business of the Partnership, its assets other than cash shall be sold and provision for its liabilities and obligations be made. Each holder of an interest in the Partnership shall look solely to the assets of the Partnership for all distributions in respect to the Partnership and shall have no recourse against the General Partner or Liquidator. No such holder shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership. All Partnership property shall be sold or distributed in kind in the discretion of the Liquidator. Any in kind distribution need not be pro rata as long as the value of assets and cash, if any, distributed to each Partner is pro rata in accordance with the Partner's ownership of Units.
10.4    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership properties, the Partnership shall be terminated, and the Liquidator (or the General Partner or Limited Partners, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Texas and shall take such other actions as may be necessary to terminate the Partnership.
10.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets in order to minimize any losses otherwise attendant upon such winding up.
10.6    Final Accounting. Within a reasonable time following the completion of the liquidation of the Partnership, the Liquidator shall supply to each Partner a statement prepared by the Partnership's accountant which shall set forth the assets and liabilities of the Partnership as of the date of liquidation, each Partner's pro rata portion of distributions pursuant to liquidation and the amount, if any, retained as reserves pursuant to Section 10.3.
10.7    Termination of Partnership. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds and property, the Partnership shall terminate and the Liquidator shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.
ARTICLE 11
POWER OF ATTORNEY
11.1    Appointment of General Partner as Attorney in Fact. Each Limited Partner and any permitted assignee or transferee of his, her or its interest hereunder, does hereby irrevocably constitute and appoint the General Partner, or its successors as General Partner, as their true and lawful attorney in fact and agent, to execute, acknowledge, verify, swear to, deliver, record and file, in such Partner's or assignee's name, place and stead, all instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Texas, or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence of the Partnership, including, without limitation, the power and authority to execute, verify, swear to, acknowledge, deliver, record and file (1) all certificates and other instruments (including the Certificate of Limited Partnership, counterparts of this Agreement and amendments thereto) which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership in the State of Texas, (2) all instruments which the General Partner deems appropriate to reflect any amendment to this Agreement made in accordance with the terms of this Agreement, (3) all instruments required by the Partnership Act to cancel the Partnership's certificate filed with the Texas Secretary of State and any other governmental agencies to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement, (4) all instruments relating to the admission of any additional or substituted Partner or the withdrawal of any Partner as permitted hereunder, (5) a certificate of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in the State of Texas and all other jurisdictions in which the Partnership conducts or plans to conduct business, and (6) as otherwise may be required of the Partnership or a Partner by Texas law or the law of any other applicable jurisdiction. Said agent and attorney in fact shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorized herein. The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, shall survive the death, dissolution, bankruptcy, incompetency or legal disability of a Limited Partner and shall extend to such Limited Partner's heirs, successors and assignees; and may be exercised by said agent and attorney in fact for all Limited Partners (or any of them) by listing all (or any) of the Limited Partners required to execute any such instrument, and executing such instrument acting as attorney in fact for all (or any one) of them or in such other manner, including by facsimile signature, as said agent and attorney in fact may deem appropriate. Each Limited Partner hereby agrees to be bound by any representations made by the General Partner acting in good faith pursuant to such power of attorney, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm any action of the General Partner taken in good faith under such power of attorney.
ARTICLE 12
MISCELLANEOUS
12.1    Applicable Law. This Agreement and all rights and liabilities of the parties hereto with reference to this Partnership shall be governed by the Act and other applicable laws of the State of Texas.
12.2    Foreign Qualification. Prior to the qualification of the Partnership to conduct business in any jurisdiction other than Texas, the General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with the terms of this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.
12.3    Execution and Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement. It shall not be required that any single counterpart hereof be signed by all the Partners as long as each Partner signs a counterpart hereof.
12.4    Binding Provisions. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, legatees, devisees, successors, assigns and legal representatives, subject, however, to the provisions and exceptions herein contained.
12.5    Addresses and Notices. All notices, reports, requests and statements required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in hand to the party addressed or if mailed from within the United States of America by first class mail (registered or certified, return receipt requested), postage prepaid, addressed in each case to the Partners entitled thereto at the address as it appears in the records of the Partnership. Any notice mailed in accordance herewith shall be effective upon the date of receipt.
12.6    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.
12.7    Time; Entire Agreement. Time is of the essence in this Agreement and the terms herein shall be so construed. This Agreement contains the entire agreement among the parties with respect to the matters herein set forth and shall supersede and govern all prior agreements, written or oral, with respect thereto.
12.8    Waiver of Partition. Each party waives the benefit of any provisions of law which may provide for partition of real or personal property and agrees that it will not resort to any action at law or equity to partition any property subject to this Agreement.
12.9    Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
12.10    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.
12.11    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
WITNESS THE EXECUTION hereof as of the date first above written.
GENERAL PARTNER:
EMERALD MARKETING, INC., a Texas corporation
By: /s/ Jay D. Browning_
Jay D. Browning
Senior Vice President

LIMITED PARTNER:
CST SERVICES LLC,
a Delaware limited liability company
By: /s/ Kimberly S. Bowers
Kimberly S. Bowers
Chief Executive Officer and President
EXHIBIT “A”
NAMES AND ADDRESSES OF PARTNERS AND UNITS

NAME/ADDRESS	UNITS
1. Emerald Marketing, Inc., General Partner	1
One Valero Way	(0.01)%
Building D, Suite 200
San Antonio, TX 78249
2. CST Services LLC, Limited Partner	9,999
One Valero Way	(99.99)%
Building D, Suite 200
San Antonio 78249
Total	10,000

1